Exhibit 99.1

Penns Woods Bancorp, Inc. Announces 2004 Earnings

January 12, 2005, Jersey Shore, PA - Mr. Ronald A. Walko, President and Chief Executive Officer, announced 2004 financial results for Penns Woods Bancorp, Inc. (PWOD), parent company of Jersey Shore State Bank.

Consolidated net income for the twelve months ended December 31, 2004 was $11,083,000 or $3.33 per basic and dilutive share compared to $11,174,000 or $3.35 per share for basic and dilutive share for the same period in 2003.  Operating earnings, excluding tax adjusted net security gains of $1,436,000 from net income, were $9,647,000 for the fiscal year 2004 representing a 10.14% increase over operating earnings of $8,759,000 for the same period in 2003 excluding tax adjusted net security gains of $2,415,000.

Return on average assets (ROA) and return on average equity (ROE) for the twelve months ended December 31, 2004 were 2.06% and 15.49%. Total assets grew by $19,322,000 over the past twelve months to $546,703,000 with loans advancing by $48,677,000 to $324,505,000.  During this same time period, total deposits grew 6.7% or $22,518,000 to $356,836,000.

Penns Woods Bancorp, Inc. recently paid a regular dividend of $.41 per share and a special dividend of $.30 per share, bringing the year to date total to $1.76 per share. This represents an 18% increase in our payout compared to the dividends paid in the four quarters of 2003. Shareholders’ equity per share was $22.03 at December 31, 2004.  The high for PWOD stock was $50.12 and the low was $45.26 during the fourth quarter of 2004.

Penns Woods Bancorp, Inc. is the parent company of Jersey Shore State Bank, which operates twelve branch offices providing financial services in Lycoming, Clinton and Centre Counties.  Investment and insurance products are offered through the bank’s subsidiary, The M Group, Inc. D/B/A The Comprehensive Financial Group.

CONSOLIDATED

BALANCE SHEET

(Unaudited)

	December 31,
	2004	2003
	(IN THOUSANDS)

ASSETS:
Cash and due from banks	$12,626	$10,230
Investment securities available for sale	177,957	210,611
Investment securities held to maturity	558	686
Loans held for sale	4,624	4,803
Loans, net of unearned discount of $1,081 and $940	324,505	275,828
Allowance for loan and lease losses	(3,338)	(3,069)
LOANS, NET	321,167	272,759
Bank premises and equipment, net	4,882	4,625
Accrued interest receivable	2,246	2,242
Bank-owned life insurance	10,976	8,908
Goodwill	3,032	3,032
Other assets	8,635	9,485
TOTAL ASSETS	$546,703	$527,381
LIABILITIES:
Interest-bearing deposits	$282,786	$269,443
Noninterest-bearing deposits	74,050	64,875
TOTAL DEPOSITS	356,836	334,318
Short-term borrowings	36,475	47,265
Other borrowings	75,878	70,878
Accrued interest payable	850	836
Other liabilities	3,499	4,315
TOTAL LIABILITIES	473,538	457,612
SHAREHOLDERS’ EQUITY:
Common stock par value $10.00, 10,000,000 shares authorized; 3,331,837 and 3,326,560 shares issued	33,318	33,265
Additional paid-in capital	17,700	17,559
Retained earnings	18,262	13,022
Accumulated other comprehensive gain	4,331	6,132
Less: Treasury stock at cost, 10,310 and 5,000 shares	(446)	(209)
TOTAL SHAREHOLDERS’ EQUITY	73,165	69,769
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$546,703	$527,381

THIS INTERIM STATEMENT IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

CONSOLIDATED

STATEMENT OF INCOME

(Unaudited)

	December 31,
	2004	2003
	(IN THOUSANDS)

INTEREST INCOME:
Interest and fees on loans	$21,363	$19,963
Interest and dividends on investments:
Taxable	7,773	6,370
Tax-exempt	1,707	2,608
Other dividend and interest income	104	111
TOTAL INTEREST AND DIVIDEND INCOME	30,947	29,052
INTEREST EXPENSE:
Interest on deposits	4,775	5,656
Interest on short-term borrowings	539	428
Interest on other borrowings	3,454	3,181
TOTAL INTEREST EXPENSE	8,768	9,265
NET INTEREST INCOME	22,179	19,787
PROVISION FOR LOAN LOSSES	465	255
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	21,714	19,532
OTHER INCOME:
Service charges	1,983	1,917
Securities gains, net	2,176	3,659
Earnings on bank-owned life insurance	294	404
Insurance commissions	2,282	1,598
Other operating income	1,214	1,056
TOTAL OTHER INCOME, NET	7,949	8,634
OTHER EXPENSES:
Salaries and employee benefits	7,937	7,262
Occupancy expense, net	959	877
Furniture and equipment expense	1,016	999
Advertising expense	344	388
Pennsylvania shares tax expense	508	455
Other operating expenses	3,553	3,308
TOTAL OTHER EXPENSES	14,317	13,289
INCOME BEFORE INCOME TAX PROVISION	15,346	14,877
APPLICABLE INCOME TAX PROVISION	4,263	3,703
NET INCOME	$11,083	$11,174
EARNINGS PER SHARE - BASIC	$3.33	$3.35
EARNINGS PER SHARE - DILUTED	$3.33	$3.35
Basic weighted average shares outstanding	3,325,007	3,330,585

THIS INTERIM STATEMENT IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

NOTE:  This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  Management uses the non-GAAP measure of Operating Earnings in its analysis of the company’s performance. This measure, as used by PWOD, adjusts net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature. Because certain of these items and their impact on PWOD’s performance are difficult to predict, management believes presentation of financial measures excluding the impact of such items provides useful supplemental information in evaluating the operating results of PWOD’s core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This press release may contain certain “forward-looking statements” including statements concerning plans, objectives, future events or performance and assumptions and other statements which are other than statements of historical fact.  PWOD cautions readers that the following important factors, among others, may have affected and could in the future affect actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of PWOD herein:  (i) the effect of changes in laws and regulations, including federal and state banking laws and regulations, and the associated costs of compliance with such laws and regulations either currently or in the future as applicable; (ii) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as by the Financial Accounting Standards Board, or of changes in the Company’s organization, compensation and benefit plans; (iii) the effect on PWOD’s competitive position within its market area of the increasing consolidation within the banking and financial services industries, including the increased competition from larger regional and out-of-state banking organizations as well as non-bank providers of various financial services; (iv) the effect of changes in interest rates; and (v) the effect of changes in the business cycle and downturns in the local, regional or national economies.

Previous press releases and additional information can be obtained from the company’s website at www.jssb.com.

THIS INFORMATION IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

Contact:	Ronald A. Walko
(570) 322-1111
(888) 412-5772 (Toll-Free in Pennsylvania)
email-jssb@jssb.com